 HOME EQUITY ASSET TRUST 2006-5

DERIVED INFORMATION  [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  Approximately 19.5% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	4,173
Total Outstanding Loan Balance	$824,907,636*	Min	Max
Average Loan Current Balance	$197,677	$13,476	$999,332
Weighted Average Original LTV	79.5%**
Weighted Average Coupon	7.93%	5.25%	14.00%
Arm Weighted Average Coupon	7.86%
Fixed Weighted Average Coupon	8.38%
Weighted Average Margin	5.98%	2.25%	10.15%
Weighted Average FICO (Non-Zero)	631
Weighted Average Age (Months)	4
% First Liens	98.1%
% Second Liens	1.9%
% Arms	86.6%
% Fixed	13.4%
% of Loans with Mortgage Insurance	0.0%

*

Total collateral will be approximately [$850,000,000,100]

**

Note, for second liens, CLTV is employed in this calculation.

FICO and LTV	WA Sched Bal	Total Sched Bal	% Sched Bal	GWAC	% MI	WA FICO	WA DTI	WA LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Reduced Doc	% Stated Doc	% Int Only	% CA
Not in Buckets	229,881	295,397,719	35.8	7.49	0.0	665	41.3	73.2	73.7	11.0	91.8	41.1	37.0	21.3	25.5	35.8
FICO 500-525 and LTV>65	184,527	15,500,236	1.9	9.32	0.0	513	42.9	78.4	74.5	9.7	98.6	78.5	6.4	15.1	0.0	11.4
FICO 525-550 and LTV>65	178,557	33,568,679	4.1	8.90	0.0	537	41.8	79.1	84.2	10.1	99.0	79.1	9.2	11.7	0.4	9.0
FICO 550-575 and LTV>65	176,206	43,346,721	5.3	8.58	0.0	563	41.3	81.8	78.6	12.5	98.0	71.0	17.8	11.2	1.3	16.2
FICO 575-600 and LTV>70	178,413	88,671,455	10.7	8.25	0.0	588	41.3	82.3	75.2	16.2	96.4	69.3	13.6	16.6	13.4	17.5
FICO 600-625 and LTV>70	195,881	146,715,059	17.8	7.95	0.0	612	41.9	82.8	77.2	13.2	95.7	70.2	15.9	13.8	17.0	25.4
FICO 625-650 and LTV>70	182,202	144,486,103	17.5	7.93	0.2	638	41.3	82.8	73.5	12.8	93.2	52.4	28.0	19.3	24.0	28.8
FICO 650-675 and LTV>80	179,520	24,414,740	3.0	8.24	0.0	662	39.5	90.2	63.3	17.5	83.8	52.3	26.8	20.9	33.7	29.8
FICO 675-700 and LTV>80	176,254	15,686,574	1.9	8.03	0.0	685	39.6	89.4	68.6	15.5	67.4	49.6	26.4	24.0	27.2	28.2
FICO 700-725 and LTV>80	174,045	9,398,419	1.1	8.40	0.0	708	37.5	90.1	76.5	1.5	64.1	33.1	43.9	17.9	1.1	7.0
FICO 725-750 and LTV>85	123,118	3,201,067	0.4	8.50	0.0	739	38.4	92.8	56.0	0.0	46.4	53.2	30.3	5.9	15.9	3.1
FICO 750-775 and LTV>85	183,269	2,749,030	0.3	8.21	0.0	761	36.0	94.2	47.3	12.4	40.1	67.8	29.5	2.7	0.0	17.1
FICO 775-800 and LTV>85	167,732	1,677,325	0.2	8.08	0.0	783	29.5	93.6	91.3	0.0	56.8	57.9	42.1	0.0	26.0	0.0
FICO=>800 and LTV>85	94,507	94,507	0.0	9.38	0.0	806	41.3	95.0	100.0	0.0	0.0	100.0	0.0	0.0	0.0	0.0
Total:	197,677	824,907,636	100.0	7.93	0.0	631	41.3	79.5	74.7	12.4	92.5	55.7	26.0	17.9	19.5	27.3

LTV and DTI	WA Sched Bal	Total Sched Bal	% Sched Bal	GWAC	% MI	WA FICO	WA DTI	WA LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Reduced Doc	% Stated Doc	% Int Only	% CA
Not in Buckets	196,538	764,141,054	92.6	7.96	0.0	632	40.3	79.7	74.2	12.5	92.2	53.4	27.3	18.9	20.5	26.8
LTV 0-60 and DTI>50	226,948	3,404,213	0.4	7.09	0.0	602	53.2	49.8	89.4	10.6	100.0	71.6	10.6	17.8	0.0	42.2
LTV 60-65 and DTI>50	286,588	2,292,708	0.3	6.62	0.0	615	51.8	62.3	67.6	0.0	100.0	78.2	21.8	0.0	0.0	54.2
LTV 65-70 and DTI>50	244,048	2,440,484	0.3	7.62	0.0	587	53.1	67.3	66.2	29.1	100.0	100.0	0.0	0.0	0.0	24.8
LTV 70-75 and DTI>50	271,016	5,962,353	0.7	7.53	0.0	599	53.2	72.6	83.5	11.6	94.8	88.9	2.8	8.3	0.0	57.9
LTV 75-80 and DTI>50	200,034	13,202,263	1.6	7.27	0.0	631	53.1	76.4	80.4	8.3	100.0	91.9	2.9	5.1	1.4	36.0
LTV 80-85 and DTI>50	217,818	23,524,300	2.9	7.63	0.0	618	52.9	80.2	78.4	13.4	97.8	85.5	10.5	4.0	12.5	27.9
LTV 85-90 and DTI>50	218,412	4,586,659	0.6	8.58	0.0	585	51.9	85.8	81.8	9.2	86.3	76.9	23.1	0.0	17.0	22.3
LTV 90-95 and DTI>50	218,234	3,273,509	0.4	7.82	0.0	634	52.3	90.2	82.2	0.0	92.3	63.1	24.2	12.7	19.8	26.1
LTV 95-100 and DTI>50	142,718	856,308	0.1	8.71	0.0	652	53.1	95.1	97.4	0.0	100.0	52.5	20.3	27.3	0.0	0.0
LTV=>100 and DTI>50	87,413	1,223,785	0.1	8.66	0.0	656	53.3	100.0	91.2	0.0	91.2	85.1	8.3	6.5	0.0	0.0
Total:	197,677	824,907,636	100.0	7.93	0.0	631	41.3	79.5	74.7	12.4	92.5	55.7	26.0	17.9	19.5	27.3

DTI and FICO	WA Sched Bal	Total Sched Bal	% Sched Bal	GWAC	% MI	WA FICO	WA DTI	WA LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Reduced Doc	% Stated Doc	% Int Only	% CA
Not in Buckets	201,825	449,868,899	54.5	7.78	0.1	662	37.5	80.2	72.7	11.8	88.9	47.5	33.0	18.7	26.1	30.1
DTI 0.1 - 20.0 & FICO<525	169,147	1,184,029	0.1	9.37	0.0	516	17.3	75.8	91.8	0.0	100.0	100.0	0.0	0.0	0.0	0.0
DTI 20.1 - 25.0 & FICO<525	236,395	236,395	0.0	8.00	0.0	523	23.4	52.0	100.0	0.0	100.0	100.0	0.0	0.0	0.0	0.0
DTI 25.1 - 30.0 & FICO<550	128,938	3,352,385	0.4	9.06	0.0	535	27.0	76.6	88.4	2.6	100.0	90.3	4.3	5.5	3.6	16.4
DTI 30.1 - 35.0 & FICO<575	155,610	10,425,850	1.3	8.84	0.0	547	32.4	76.9	90.7	7.7	99.2	82.6	7.1	10.3	2.2	13.7
DTI 35.1 - 40.0 & FICO<600	168,260	30,455,130	3.7	8.31	0.0	564	37.6	76.8	70.9	16.3	96.9	63.8	17.1	19.0	3.1	11.5
DTI 40.1 - 45.0 & FICO<625	188,781	87,216,923	10.6	8.16	0.0	586	42.6	78.8	79.4	12.5	96.9	60.4	21.3	18.3	13.2	22.4
DTI 45.1 - 50.0 & FICO<650	198,546	181,868,223	22.0	8.15	0.0	602	47.7	79.8	74.6	14.4	96.5	60.6	19.4	20.1	14.7	24.6
DTI 50.1 - 55.0 & FICO<675	214,280	54,641,301	6.6	7.66	0.0	606	52.3	77.6	79.5	10.9	97.5	82.1	10.6	7.3	7.7	31.5
DTI=>55.0 & FICO<700	195,121	5,658,501	0.7	7.62	0.0	606	55.4	75.0	88.5	8.2	96.3	96.8	1.8	1.4	0.0	43.6
Total:	197,677	824,907,636	100.0	7.93	0.0	631	41.3	79.5	74.7	12.4	92.5	55.7	26.0	17.9	19.5	27.3

Limited and Stated Doc	WA Sched Bal	Total Sched Bal	% Sched Bal	GWAC	% MI	WA FICO	WA DTI	WA LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Reduced Doc	% Stated Doc	% Int Only	% CA
Not in Buckets	182,342	462,965,471	56.1	7.74	0.1	618	40.7	79.6	76.7	12.8	94.7	99.2	0.0	0.0	20.0	22.8
FICO 500-525 & Limited or Stated Doc	221,544	4,652,434	0.6	8.73	0.0	515	44.8	70.9	67.6	14.8	100.0	0.0	26.0	74.0	0.0	37.3
FICO 525-550 & Limited or Stated Doc	204,319	8,581,381	1.0	8.88	0.0	537	42.1	74.4	71.3	23.9	95.2	0.0	44.7	55.3	0.0	17.9
FICO 550-575 & Limited or Stated Doc	214,150	15,632,922	1.9	8.80	0.0	563	41.3	75.6	69.5	16.0	95.6	0.0	65.3	34.7	1.3	28.7
FICO 575-600 & Limited or Stated Doc	216,130	36,309,846	4.4	8.44	0.0	588	41.7	77.1	77.2	13.3	92.8	0.0	43.1	56.9	3.5	28.6
FICO 600-625 & Limited or Stated Doc	227,755	56,027,808	6.8	8.36	0.0	612	41.9	78.5	77.0	10.0	94.8	0.0	50.1	49.9	10.5	26.6
FICO 625-650 & Limited or Stated Doc	184,961	72,689,675	8.8	8.44	0.0	639	42.3	81.8	72.3	12.6	91.7	0.0	58.0	42.0	18.7	30.2
FICO 650-675 & Limited or Stated Doc	235,434	66,863,352	8.1	7.97	0.0	662	42.3	79.8	69.1	14.0	90.9	0.0	66.0	34.0	28.2	32.9
FICO 675-700 & Limited or Stated Doc	249,872	42,478,240	5.1	7.78	0.0	687	41.9	79.7	69.3	10.3	83.3	0.0	65.5	34.5	27.9	44.6
FICO 700-725 & Limited or Stated Doc	241,579	29,714,225	3.6	7.80	0.0	712	41.8	81.1	71.1	6.1	79.1	0.0	70.0	30.0	28.1	33.8
FICO 725-750 & Limited or Stated Doc	259,819	16,888,250	2.0	7.63	0.0	735	41.8	79.8	72.5	12.3	83.1	0.0	62.8	37.2	27.9	48.0
FICO 750-775 & Limited or Stated Doc	227,813	6,378,761	0.8	7.71	0.0	762	38.9	80.1	66.4	5.7	70.2	0.0	75.7	24.3	26.1	55.3
FICO 775-800 & Limited or Stated Doc	266,202	4,791,638	0.6	7.53	0.0	788	40.7	80.7	73.5	3.4	91.0	0.0	85.2	14.8	39.4	26.6
FICO=>800 & Limited or Stated Doc	311,211	933,632	0.1	7.48	0.0	806	40.8	80.0	17.8	0.0	100.0	0.0	100.0	0.0	17.8	52.7
Total:	197,677	824,907,636	100.0	7.93	0.0	631	41.3	79.5	74.7	12.4	92.5	55.7	26.0	17.9	19.5	27.3

IO	WA Sched Bal	Total Sched Bal	% Sched Bal	GWAC	% MI	WA FICO	WA DTI	WA LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Reduced Doc	% Stated Doc	% Int Only	% CA
Not in Buckets	185,185	663,888,037	80.5	8.08	0.0	625	41.4	79.5	75.3	11.6	92.2	55.3	24.7	19.5	0.0	23.4
FICO 525-550 & InterestOnly	120,000	120,000	0.0	9.05	0.0	546	27.0	75.0	100.0	0.0	100.0	100.0	0.0	0.0	100.0	0.0
FICO 550-575 & InterestOnly	225,171	900,685	0.1	8.14	0.0	562	42.0	71.5	100.0	0.0	100.0	77.8	0.0	22.2	100.0	47.6
FICO 575-600 & InterestOnly	251,713	12,585,626	1.5	7.55	0.0	591	41.0	81.1	81.4	11.5	100.0	89.8	7.1	3.1	100.0	38.5
FICO 600-625 & InterestOnly	255,206	29,859,093	3.6	7.38	0.0	614	41.0	78.6	73.6	17.9	99.2	80.3	15.3	4.4	100.0	38.7
FICO 625-650 & InterestOnly	254,343	36,879,765	4.5	7.30	0.0	638	40.2	79.1	74.5	12.0	97.3	63.1	25.3	11.6	100.0	39.4
FICO 650-675 & InterestOnly	297,864	37,530,898	4.5	7.40	0.0	662	40.9	81.1	69.1	20.6	95.2	49.8	34.9	15.3	100.0	42.1
FICO 675-700 & InterestOnly	312,341	18,428,100	2.2	7.19	0.0	686	40.2	80.1	68.1	19.1	84.8	35.7	44.1	20.2	100.0	53.8
FICO 700-725 & InterestOnly	290,542	11,040,612	1.3	7.26	0.0	713	40.7	79.4	68.3	7.5	73.6	24.5	67.3	8.2	100.0	50.0
FICO 725-750 & InterestOnly	285,971	8,007,194	1.0	7.25	0.0	734	43.5	81.4	56.8	20.9	94.0	37.0	40.9	17.9	100.0	47.6
FICO 750-775 & InterestOnly	256,786	2,824,641	0.3	7.29	0.0	760	39.8	78.3	79.6	0.0	77.6	41.0	59.0	0.0	100.0	60.7
FICO 775-800 & InterestOnly	334,573	2,676,584	0.3	6.99	0.0	790	41.6	82.4	79.4	0.0	95.6	29.4	70.6	0.0	100.0	58.7
FICO=>800 & InterestOnly	166,400	166,400	0.0	8.49	0.0	801	47.7	80.0	100.0	0.0	100.0	0.0	100.0	0.0	100.0	0.0
Total:	197,677	824,907,636	100.0	7.93	0.0	631	41.3	79.5	74.7	12.4	92.5	55.7	26.0	17.9	19.5	27.3